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TABLE OF CONTENTS

EXHIBIT 2.2

    EXECUTION COPY

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

Among

MEDTRONIC, INC.,

JAGUAR MERGER CORP.

and

MEDICAL RESEARCH GROUP, INC.

Dated as of July 27, 2001

TABLE OF CONTENTS

RECITALS
ARTICLE I DEFINITIONS
ARTICLE II THE MERGER; CLOSING; EFFECTIVE TIME
2.1.	The Merger
2.2.	Closing
2.3.	Effective Time
ARTICLE III CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION
3.1.	The Certificate of Incorporation
3.2.	The By-Laws
ARTICLE IV OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION
4.1.	Directors
4.2.	Officers
ARTICLE V EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
5.1.	Valuation Provision for Stock Elections
	(a)	Merger Consideration
	(b)	Certificates
	(c)	Cancellation of Shares
	(d)	Merger Sub
5.2.	Stock Election Procedures
	(a)	Election Procedures
	(b)	Distributions with Respect to Unexchanged Shares; Voting
	(c)	Transfers
	(d)	Fractional Shares
	(e)	Termination of Exchange Fund
	(f)	Lost, Stolen or Destroyed Certificates
5.3.	Dissenters' Rights
5.4.	Company Stock Options
5.5.	Appointment of Stockholders' Representatives
ARTICLE VI REPRESENTATIONS AND WARRANTIES
6.1.	Representations and Warranties of the Company
	(a)	Organization, Good Standing and Qualification
	(b)	Capital Structure
	(c)	Corporate Authority; Approval
	(d)	Governmental Filings; No Violations
	(e)	Financial Statements
	(f)	Absence of Certain Changes
	(g)	Litigation and Liabilities

	(h)	Employee Benefits.
	(i)	Compliance; Permits
	(j)	Takeover Statutes
	(k)	Environmental Matters
	(l)	Taxes
	(m)	Labor Matters
	(n)	Insurance
	(o)	Intellectual Property
	(p)	Title to Properties; Encumbrances
	(q)	Contracts
	(r)	Condition and Sufficiency of Assets
	(s)	Certain Payments
	(t)	Related Party Agreements
	(u)	Disclosure
	(v)	No Subsidiaries
	(w)	Brokers and Finders
6.2.	Representations and Warranties of Parent and Merger Sub
	(a)	Organization, Good Standing and Qualification
	(b)	Corporate Authority
	(c)	Governmental Filings; No Violations
	(d)	Brokers and Finders
	(e)	Parent Shares
	(f)	Funds
ARTICLE VII COVENANTS
7.1.	Interim Operations of the Company
7.2.	Acquisition Proposals
7.3.	Stockholders Meeting
7.4.	Filings; Other Actions
7.5.	Access
7.6.	Publicity
7.7.	Expenses
7.8.	Takeover Statutes
7.9.	Benefit Plans and Employee Matters
7.10.	Indemnification of Company Officers and Directors
7.11.	Amendment to License Agreement
7.12.	Tax Free Reorganization
7.13.	Reasonable Best Efforts
ARTICLE VIII CONDITIONS
8.1.	Conditions to Each Party's Obligation to Effect the Merger
	(a)	Stockholder Approval
	(b)	Regulatory Consents
	(c)	Litigation
	(d)	Consummation of MiniMed Transaction
8.2.	Conditions to Obligations of Parent and Merger Sub
	(a)	Representations and Warranties
	(b)	Performance of Obligations of the Company
	(c)	Consents Under Agreements
8.3.	Conditions to Obligation of the Company

(a) Representations and Warranties
(b) Performance of Obligations of Parent and Merger Sub
(c) Legal Opinion
ARTICLE IX TERMINATION
9.1.	Termination by Mutual Consent
9.2.	Termination by Either Parent or the Company
9.3.	Termination by the Company
9.4.	Termination by Parent
9.5.	Effect of Termination and Abandonment
9.6.	Liquidated Damages
ARTICLE X INDEMNIFICATION
10.1.	Survival; Right to Indemnification Not Affected by Knowledge
10.2.	Indemnification and Payment of Losses
10.3.	Limitations on Amount
10.4.	Procedures for Indemnification
10.5.	Tax Adjustment of Payment
10.6.	Establishment of Escrow
ARTICLE XI MISCELLANEOUS AND GENERAL
11.1.	Modification or Amendment
11.2.	Waiver of Conditions
11.3.	Counterparts
11.4.	Governing Law; Jurisdiction
11.5.	Notices
11.6.	Entire Agreement
11.7.	No Third Party Beneficiaries
11.8.	Obligations of Parent
11.9.	Severability
11.10.	Interpretation
11.11.	Assignment
11.12.	Specific Performance

Exhibit A—Form of Escrow Agreement
Exhibit B—Stockholder Voting Agreements
Exhibit C—Regulation D Certificate
Exhibit D—Terms for Amendment to Amended License Agreement

Schedule 6.1(a)—Organization, Good Standing and Qualification
Schedule 6.1(b)—Capital Structure
Schedule 6.1(d)—Governmental Filings; No Violations
Schedule 6.1(f)—Absence of Certain Changes
Schedule 6.1(g)—Litigation
Schedule 6.1(h)—Employee Benefits
Schedule 6.1(k)—Environmental Matters
Schedule 6.1(o)—Intellectual Property
Schedule 6.1(p)—Title to Properties; Encumbrances
Schedule 6.1(t)—Related Party Agreements
Schedule 6.1(u)—Disclosure
Schedule 6.1(w)—Brokers and Finders
Schedule 7.1(c)—Interim Operation and Covenants

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

    This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement") is made as of July 27, 2001, by and among Medical Research Group, Inc., a Delaware corporation (the "Company"), Medtronic, Inc., a Minnesota corporation ("Parent") and Jaguar Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations").

RECITALS

    WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have each adopted resolutions approving the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, approving this Agreement, determining that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders and, in the case of each of the boards of directors of the Company and Merger Sub, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law, as amended (the "DGCL");

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Alfred E. Mann Foundation and other stockholders of the Company, have entered into Stockholder Voting Agreements, dated as of the date of this Agreement (the "Stockholder Voting Agreements"), attached hereto as Exhibit B, pursuant to which Alfred E. Mann Foundation and such other stockholders have agreed to vote all of their respective shares of capital stock of the Company in favor of this Agreement and the Merger;

    WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

    WHEREAS, the parties have previously entered into an Agreement and Plan of Merger dated as of May 30, 2001 and now desire to amend and restate that agreement in its entirety to read as set forth herein; provided that all references herein to "the date hereof," "the date of this Agreement," or similar variations thereof shall refer to May 30, 2001.

    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

    For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

    "Acquisition Proposal" shall have the meaning set forth in Section 7.2.

    "Affiliate" means with respect to any Person, any director or executive officer of such Person and any other Person which would constitute an "affiliate" of such Person within the meaning of Rule 12b-2 under the Exchange Act.

    "Agreement" shall have the meaning set forth in the paragraph before the Recitals.

    "Averaging Period" shall have the meaning set forth in Section 5.1(a).

    "Balance Sheet Date" shall have the meaning set forth in Section 6.1(e).

    "Bankruptcy and Equity Exception" shall have the meaning set forth in Section 6.1(c).

    "By-Laws" shall have the meaning set forth in Section 3.2.

    "Cash Consideration" has the meaning set forth in Section 5.1(a).

    "Cash Election" shall have the meaning set forth in Section 5.2(a).

    "Cash Election Number" shall have the meaning set forth in Section 5.2(a).

    "Certificate" shall have the meaning set forth in Section 5.1(b).

    "Certificate of Merger" shall have the meaning set forth in Section 2.3.

    "Charter" shall have the meaning set forth in Section 3.1.

    "Closing" shall have the meaning set forth in Section 2.2.

    "Closing Date" shall have the meaning set forth in Section 2.2.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    "Commercial Software Licenses" shall mean commercially available, off-the-shelf application software.

    "Company" shall have the meaning set forth in the paragraph before the Recitals.

    "Company Disclosure Schedule" means the disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement.

    "Company Intellectual Property" shall have the meaning set forth in Section 6.1(o).

    "Company Intellectual Property Rights" shall have the meaning set forth in Section 6.1(o).

    "Company Option" shall have the meaning set forth in Section 5.4.

    "Company Option Rollover" shall have the meaning set froth in Section 5.4.

    "Company Requisite Vote" shall have the meaning set forth in Section 6.1(c).

    "Compensation and Benefit Plans" shall have the meaning set forth in Section 6.1(h).

    "Constituent Corporations" shall have the meaning set forth in the paragraph before the Recitals.

    "Contract" means any written agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation.

    "DGCL" shall have the meaning set forth in the Recitals.

    "Dissenting Shares" shall have the meaning set forth in Section 5.1(a).

    "Dissenting Stockholders" shall have the meaning set forth in Section 5.1(a).

    "Effective Time" shall have the meaning set forth in Section 2.3.

    "Election Deadline" shall have the meaning set forth in Section 5.2(a).

    "Encumbrance" means any lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

    "Environmental Health and Safety Law" means any federal, state or local statute, law, regulation, order, decree, permit, authorization, common law or binding agency requirement relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution or contamination.

    "ERISA" shall have the meaning set forth in Section 6.1(h).

    "ERISA Affiliate" shall have the meaning set forth in Section 6.1(h).

    "Escrow Agreement" means the form of Escrow Agreement, dated as of the Closing Date, among Parent, Stockholders' Representatives and the Escrow Agent (as defined in the Escrow Agreement) attached hereto as Exhibit A.

    "Excluded Shares" shall have the meaning set forth in Section 5.1(a).

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" shall have the meaning set forth in Section 5.2(a).

    "Exchange Fund" shall have the meaning set forth in Section 5.2(a).

    "Exchange Ratio" shall have the meaning set forth in Section 5.4.

    "Financial Statements" shall have the meaning set forth in Section 6.1(e).

    "Form of Election" shall have the meaning set forth in Section 5.2(a).

    "GAAP" means United States generally accepted accounting principles.

    "Governmental Entity" means any (i) United States federal, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

    "Hazardous Substance" means any: (A) substance that is listed, classified or regulated pursuant to any Environmental Health and Safety Law; (B) petroleum product or by-product, asbestos-containing material, lead-containing paint, polychlorinated biphenyls, radioactive material or radon; and (C) other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Health and Safety Law.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Indemnified Individuals" shall have the meaning set forth in Section 7.10.

    "Indemnified Parties" shall have the meaning set forth in Section 10.2.

    "Indemnifying Parties" shall have the meaning set forth in Section 10.2.

    "Intellectual Property Rights" shall have the meaning set forth in Section 6.1(o).

    "IRS" shall have the meaning set forth in Section 6.1(h).

    "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Entity.

    "knowledge" with respect to the Company shall mean the knowledge of Ronald Lebel and Alfred E. Mann.

    "Law" means any federal, state, or local statute, ordinance, rule, regulation, order or injunction of any Governmental Entity.

    "Losses" shall have the meaning set forth in Section 10.2.

    "Material Adverse Effect" shall mean any material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company, other than any effect affecting the Company's industry generally or resulting from general economic conditions or (ii) the Company's ability to perform its obligations under this Agreement.

    "Material Contracts" shall have the meaning set forth in Section 6.1(q).

    "Merger" shall have the meaning set forth in the Recitals.

    "Merger Consideration" shall have the meaning set forth in Section 5.1(a).

    "Merger Sub" shall have the meaning set forth in the paragraph before the Recitals.

    "MiniMed Agreement and Plan of Merger" means the Amended and Restated Agreement and Plan of Merger among MiniMed Inc., Medtronic, Inc. and MMI Merger Sub, Inc., dated June 19, 2001.

    "NYSE" shall have the meaning set forth in Section 5.1(a).

    "Order" shall have the meaning set forth in Section 8.1(c).

    "Organizational Documents" of any Person means the articles of incorporation, bylaws, partnership agreement or other constitutive documents, as applicable, of such Person.

    "Parent" shall have the meaning set forth in the paragraph before the Recitals.

    "Parent Companies" shall have the meaning set forth in Section 5.1(a).

    "Parent Disclosure Schedule" means the disclosure schedule delivered by Parent to the Company prior to the execution and delivery of this Agreement.

    "Pension Plan" shall have the meaning set forth in Section 6.1(h).

    "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity.

    "Proceeding" means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding.

    "Regulation D Certificate" shall have the meaning set forth in Section 5.2(a)(v).

    "Related Party" shall have the meaning set forth in Section 6.1(t).

    "Representatives" shall have the meaning set forth in Section 7.5.

    "Shares" shall have the meaning set forth in Section 5.1(a).

    "Stock Consideration" shall have the meaning set forth in Section 5.1(a).

    "Stock Election" shall have the meaning set forth in Section 5.2(b).

    "Stock Election Number" shall have the meaning set forth in Section 5.2(b).

    "Stockholders Meeting" shall have the meaning set forth in Section 7.3.

    "Stockholders' Representatives" shall have the meaning set forth in Section 5.5.

    "Stockholder Voting Agreements" shall have the meaning set forth in the Recitals.

    "Stock Plans" shall have the meaning set forth in Section 6.1(b).

    "Subsidiary" shall mean, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

    "Superior Proposal" shall have the meaning set forth in Section 7.2.

    "Surviving Corporation" shall have the meaning set forth in Section 2.1.

    "Takeover Statute" shall have the meaning set forth in Section 6.1(j).

    "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

    "Tax Return" means all returns and reports (including elections, declarations, disclosures and schedules) required to be supplied to a Tax authority relating to Taxes.

    "Termination Date" shall have the meaning set forth in Section 9.2.

    "Third Party Intellectual Property Licenses" shall have the meaning set forth in Section 6.1(o).

ARTICLE II
THE MERGER; CLOSING; EFFECTIVE TIME

    2.1.  The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"); provided, however, to the extent that all of the Merger Consideration issued in the Merger is cash, then Merger Sub shall be merged with and into the Company and the Company shall be the Surviving Corporation. The Merger shall have the effects specified in the DGCL and this Agreement.

    2.2.  Closing.   The closing of the Merger (the "Closing") shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, (i) at 10:00 a.m., California Time, on the second business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions including the condition set forth in Section 8.1(d) hereof) shall be satisfied or waived in accordance with this Agreement or (ii) in such other manner as the Company and Parent may agree in writing (the "Closing Date").

    2.3.  Effective Time.   At the Closing, the Company and Parent will cause the Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, unless such Certificate of Merger specifies a later effective date, in which event the Merger shall become effective on such later date (the "Effective Time").

ARTICLE III
CERTIFICATE OF INCORPORATION AND BY-LAWS
OF THE SURVIVING CORPORATION

    3.1.  The Certificate of Incorporation.   The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended in accordance therewith and applicable law; provided, however, that to the extent that all of the Merger Consideration issued in the Merger is cash, then the certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance therewith and applicable law.

    3.2.  The By-Laws.   The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended in accordance with the same, the Charter and applicable law.

ARTICLE IV
OFFICERS AND DIRECTORS
OF THE SURVIVING CORPORATION

    4.1.  Directors.   The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws. Prior to the Effective Time, the Company shall take all actions necessary to obtain any resignations of its directors necessary to give effect to the provisions of this Section.

    4.2.  Officers.   The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE V
EFFECT OF THE MERGER ON CAPITAL STOCK;
EXCHANGE OF CERTIFICATES

    5.1.  Valuation Provision for Stock Elections.

      (a)  Merger Consideration.  Subject to the allocation and election procedures in Sections 5.1 and 5.2 and subject to the provision set forth in Section 10.6, each share of the Common Stock, par value $0.001 per share, of the Company (the "Shares") issued and outstanding at the Effective Time (other than Shares owned by Parent, Merger Sub (collectively, the "Parent Companies") or Shares that are owned by the Company not held on behalf of third parties or Shares ("Dissenting Shares") that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL (or Section 1300 of the California General Corporation Law) (each, an "Excluded Share" and collectively, "Excluded Shares") shall be converted into, and become exchangeable for either (i) $17.00 in cash (the "Cash Consideration") or (ii) that number of shares of Common Stock, par value $0.001 per share, of Parent ("Parent Common Stock") (the "Stock Consideration and, together with the Cash Consideration, the "Merger Consideration") equal to the amount derived by dividing $16.50 by the average of the per share closing prices of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the 10 trading days (the "Averaging Period") ending on the fifth trading day prior to the Effective Time. All references in this agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights to purchase shares of Parent preferred stock pursuant to the Parent's preferred share rights plan.

      (b)  Certificates.  At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 5.2(d) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 5.1(b) and any dividends or other distributions pursuant to Section 5.2(b). At the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and shall have such other provisions as the Company may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore in accordance with this Agreement the Merger Consideration, cash in lieu of fractional shares pursuant to Section 5.2(d) and any dividends or other distribution pursuant to Section 5.2(b).

      (c)  Cancellation of Shares.  Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies or owned by the Company, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

      (d)  Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and each certificate therefor shall continue to evidence one share of common stock of the Surviving Corporation; provided that if all the Merger Consideration issued in the merger is cash, each share of common stock, par value $0.01, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock of the Surviving Corporation.

    5.2.  Stock Election Procedures.

      (a)  Election Procedures.

         (i) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the "Exchange Agent"), for the benefit of the holders of Shares Certificates representing the shares of Parent Common Stock and any cash and any dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Sections 5.1 and 5.2 in exchange for outstanding Shares upon due surrender of the Certificates pursuant to the provisions of this Article V (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the "Exchange Fund").

        (ii) Each record holder of Shares (other than Excluded Shares) issued and outstanding immediately prior to the Election Deadline (as defined below) shall be entitled to elect to receive in respect of all but not less than all Shares held by such record holder (A) Cash Consideration (a "Cash Election") or (B) Stock Consideration (a "Stock Election"). Shares in respect of which neither a Cash Election nor a Stock Election has been made shall be deemed to be Shares in respect of which Cash Elections have been made. The parties agree that the Stock Election only applies if the condition to Section 8.3(c) is satisfied or waived.

        (iii) Elections pursuant to Section 5.2(a)(ii) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a "Form of Election") to be provided by the Company for that purpose to holders of record of Shares (other than holders of Excluded Shares), together with appropriate transmittal materials and the Regulation D Certificate (as defined below). Elections shall be made by mailing to the Company a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Company at its designated office, by 5:00 p.m., on the business day prior to the Stockholders' Meeting (the "Election Deadline"). The Company shall use its best efforts to make a Form of Election available to all Persons who become holders of record of Shares (other than Excluded Shares) between the date of mailing described in the first sentence of this Section 5.2(a)(iii) and the Election Deadline. On or prior to the Election Deadline, the Company shall provide Parent with copies of all Forms of Election received prior to the Election Deadline and with copies of all subsequently submitted Forms of Election promptly thereafter. Parent shall determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any Person of any defect in a Form of Election submitted to the Exchange Agent. A holder of Shares that does not submit an effective Form of Election prior to the Election Deadline, other than a Dissenting Stockholder, shall be deemed to have made a Cash Election.

        (iv) An election may be revoked, but only by written notice received by the Company prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with paragraph (b)(ii), such Shares shall be Cash Election Shares. In the event that this Agreement is terminated pursuant to the provisions hereof and any Shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, such Shares shall promptly be returned without charge to the Person submitting the same.

        (v) Each Stockholder that has elected to receive Stock Consideration, pursuant to the Stock Election in this Section 5.2 shall deliver to Parent and send to the Exchange Agent, respectively, the certificate attached hereto as Exhibit C (the "Regulation D Certificate"), together with the Form of Election, prior to the Election Deadline.

        (vi) For avoidance of doubt and notwithstanding any other provision of this Agreement, unless the aggregate value of the consideration, as determined at the Effective Time, to be paid in respect of the Stock Election Shares equals or exceeds 45% of the Merger Consideration (including cash paid to the Dissenting Stockholders), all Shares shall be converted in the Merger into the right to receive the Cash Consideration and no Stock Consideration will be issued in the Merger. For purposes of this Section 5.2(a)(vi), all amounts to be held in escrow pursuant to Section 10.6 shall be deemed to be Cash Consideration.

      (b)  Distributions with Respect to Unexchanged Shares; Voting.

         (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article V. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

        (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

      (c)  Transfers.  After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

      (d)  Fractional Shares.  Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 5.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of Parent Common Stock based on the Average Closing Price that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent. Such cash payment shall be treated as Cash Consideration for purposes of Section 5.2(a)(vi).

      (e)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article V shall thereafter look only to Parent for payment of their shares of Parent Common Stock, if applicable, or cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 5.1 and Section 5.2 upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (f)  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash payable and any unpaid dividends or other distributions in respect thereof pursuant to Section 5.2(e) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

    5.3.  Dissenters' Rights.   No Dissenting Stockholder shall be entitled to the Merger Consideration unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL or Section 1300 of the California General Corporation Law with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as Cash Election Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    5.4.  Company Stock Options.   At the Effective Time, Parent shall pay to each holder of options or rights to acquire Shares (each, a "Company Option"), to the extent such Company Options are then vested and exercisable, subject to Section 10.6, (a) the Cash Consideration times the number of Shares subject to each Company Option less (b) (i) any amounts required to be withheld under applicable tax laws and (ii) an amount equal to the product of (x) the number of Shares subject to such Company Option and (y) the current exercise price per Share of such Company Option. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, the Board of Directors of the Company shall have the right and power to negotiate and amend the acceleration and vesting (or waivers with respect to the acceleration and vesting) of Company Options. Company Options, only if not vested and exercisable at the Effective Time, shall be assumed by Parent and converted into options to acquire, on the same terms and conditions that are applicable to such Company Options immediately prior to the Effective Time, that number of shares of Parent Common Stock equal to (1) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (2) the Exchange Ratio, rounded down to the nearest whole share. The exercise price per share of Parent common stock subject to such option shall be equal to (x) the exercise price per share for such Company Stock Option divided by (y) the Exchange Ratio, rounded up to the nearest whole cent ("Company Option Rollover"); provided, however, that Parent's obligations pursuant to such Company Option Rollover shall only extend to a maximum of 302,400 Company Options. The Company shall obtain, if required, the consent of each holder of outstanding Company Options to the foregoing treatment of such Company Options and to take any other action reasonably necessary to effectuate the foregoing provisions. For purposes of this Section 5.4, the term "Exchange Ratio" shall mean the Cash Consideration divided by the average of the per share closing prices of Parent Common Stock for the 10 trading days ending on the fifth trading day prior to the Effective Time.

    5.5.  Appointment of Stockholders' Representatives.   Each stockholder of the Company hereby consents in all respects to the appointment of Alfred E. Mann and Aaron Mendelsohn as stockholders' representatives ("Stockholders' Representatives") under this Agreement and the Escrow Agreement and consents to the performance by the Stockholders' Representatives of all rights and obligations conferred on the Stockholders' Representatives under this Agreement and the Escrow Agreement. In the event of the death or disability of either Stockholders' Representatives, the remaining Stockholders' Representative may act or appoint a successor Stockholders' Representative.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

    6.1.  Representations and Warranties of the Company.   The Company hereby represents and warrants to Parent and Merger Sub that, except as expressly contemplated by this Agreement, set forth in the Company Disclosure Schedule (so long as such disclosure is readily apparent), as of the date hereof and as of the Closing Date:

      (a)  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. The Company has delivered to Parent a complete and correct copy of the Organizational Documents of the Company as amended to date. The Organizational Documents of the Company and its Subsidiaries so delivered are in full force and effect. Schedule 6.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company is organized and/or qualified to do business.

      (b)  Capital Structure.  The authorized capital stock of the Company consists of 50,000,000 Shares, of which 23,397,928 Shares were outstanding as of the close of business on May 24, 2001, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no such preferred shares were outstanding as of the close of business on May 24, 2001. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date hereof, other than 2,222,650 Shares reserved for issuance under the Company's 1996 Stock Option Plan and the Company's 1999 Stock Option Plan (the "Stock Plans"), the Company has no Shares reserved for issuance. The Company Disclosure Schedule contains a correct and complete list of each outstanding Company Option, including the holder, date of grant, exercise price and number of Shares subject thereto. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other similar obligations or indebtedness. Each of the outstanding shares of capital stock or other securities of the Company is duly authorized, validly issued, fully paid and nonassessable and owned by a direct or indirect wholly owned subsidiary of the Company, free and clear of any Encumbrance. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

      (c)  Corporate Authority; Approval.  (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the "Company Requisite Vote"). This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        (ii) The Board of Directors of the Company has unanimously adopted resolutions (A) approving the Merger upon the terms and subject to the conditions set forth in this Agreement, (B) approving this Agreement, (C) determining that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders and (D) declaring the advisability of this Agreement in accordance with the DGCL.

      (d)  Governmental Filings; No Violations.  (i) Except for (A) the filing of the Certificate of Merger pursuant to Section 2.3 and (B) filings and/or notices under the HSR Act, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Entity, in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby.

        (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company, (B) a material breach or violation of, or a default under, the acceleration of any obligations or the creation of any Encumbrance on the material assets of the Company or its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any material Contracts, other than Third Party Intellectual Property Licenses, binding upon the Company or any Law or (C) any change in the rights or obligations of any party under any of the Contracts other than Third Party Intellectual Property Licenses binding upon the Company. Schedule 6.1(d) of the Company Disclosure Schedule sets forth a list of Contracts of the Company pursuant to which consents or waivers are required prior to consummation of the transactions contemplated by this Agreement.

      (e)  Financial Statements.  The Company has delivered to Parent the Company's unaudited balance sheets at December 31, 2000 (the "Balance Sheet Date") as well as at 1999 and the unaudited balance sheet of the Company as of March 31, 2001, together with the related statements of operations, income and cash flows for years ended 1999 and 2000 respectively (the "Financial Statements"), and the related statements of operations, income and cash flows for the three months ended March 31, 2001. The Financial Statements fairly present the consolidated financial position and the consolidated results of operations of the Company as of the dates thereof and for the periods then ended. The Financial Statements have been prepared, in each case, in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

      (f)  Absence of Certain Changes.  Since the Balance Sheet Date, each of the Company and its Subsidiaries has conducted its business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such business and there has not been (i) any change or effect that, individually or in the aggregate, has had a Material Adverse Effect; (ii) any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, not covered by insurance that would have a Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (iv) any material change by the

  Company in accounting principles, practices or methods; or (v) any increase in excess of $25,000 individually or $250,000 in the aggregate, except in the ordinary course of business consistent with past practice, in the compensation payable or that could become payable by the Company to officers or key employees or any amendment of any of the Compensation and Benefit Plans or the Stock Plans.

      (g)  Litigation and Liabilities.  (i) There are no (A) civil, criminal or administrative Proceedings pending or, to the knowledge of the Company, threatened to which the Company is or was a part, or by which the assets or business of the Company is or was affected and (B) no Judgment is currently outstanding, against the Company or any of its Subsidiaries, or by which any of the assets or businesses of the Company is or was affected. As to each matter set forth on Schedule 6.1(g) of the Company Disclosure Schedule, copies of all pertinent documents have been made available to Parent.

        (ii) There is no Judgment that, if issued or otherwise put into effect, (A) may, individually or in the aggregate, have or may be reasonably likely to have a Material Adverse Effect or (B) may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with any of the transactions contemplated by this Agreement or making it materially more difficult for Parent to realize any anticipated material benefit of any of the transactions contemplated by this Agreement.

        (iii) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable other than (A) liabilities or obligations disclosed in the Financial Statements or in the notes thereto, (B) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date and (C) liabilities or obligations set forth in this Agreement (including the Company Disclosure Schedule).

      (h)  Employee Benefits.

         (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers current or former employees, contractors or directors of the Company (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 6.1(h) of the Company Disclosure Schedule and any "change of control" or similar provisions therein are specifically identified in Section 6.1(h) of the Company Disclosure Schedule.

        (ii) All Compensation and Benefit Plans are in compliance in all material respects with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each Compensation and Benefit Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the Compensation and Benefit Plans. The Company has not engaged in a transaction with respect to any Compensation and Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

        (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). The Company has not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

        (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan as of the date hereof have been timely made or have been reflected on the Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Company has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

        (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

        (vi) The Company does not have any obligations for retiree health and life benefits under any Compensation and Benefit Plan, except as set forth in the Company Disclosure Schedule, or as required by Law (including but not limited to COBRA health continuation coverage). The Company may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder except as required by Law.

       (vii) The consummation of the Merger and the other transactions contemplated by this Agreement will not (x) entitle any employees of the Company to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

       (viii) None of the Company's existing or former contractors are, or, to the Company's knowledge, may be considered under any Law, employees of the Company.

        (ix) All Compensation and Benefit Plans covering current or former non-U.S. employees or former employees of the Company comply in all material respects with applicable local Law. The Company has no material unfunded liabilities with respect to any Pension Plan that covers such non-U.S. employees.

      (i)  Compliance; Permits.  The business of the Company has not been, and is not being, conducted in violation of any Laws. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. To the knowledge of the Company, no change is required in the Company's processes, properties or procedures in connection with any Laws, and neither the Company has received any notice or communication of any noncompliance with any Laws. Each of the Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, subject to such exceptions as are reasonably likely to have a Material Adverse Effect.

      (j)  Takeover Statutes.  No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement or the Stockholder Voting Agreements.

      (k)  Environmental Matters.  To the knowledge of the Company (i) each of the Company has complied at all times with all applicable Environmental Health and Safety Laws; (ii) no property currently owned or operated by the Company (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) no property formerly owned or operated by the Company was contaminated with any Hazardous Substance during or prior to such period of ownership or operation; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Health and Safety Law; and (vii) the Company is not subject to any order, decree, injunction or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Health and Safety Law or relating to Hazardous Substances.

      (l)  Taxes.  The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid or accrued all material Taxes that are required to be paid or accrued and has withheld from amounts owing to any employee, creditor or third party all amounts that it is obligated to withhold, except in each case with respect to matters contested in good faith and except in each case for Taxes reserved on the Financial Statements; and (iii) has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. As of the date hereof, there are not ongoing or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of material Taxes or material Tax matters which would result in any material tax deficiency of the Company for any taxable period ending on or before the date hereof, and, to the knowledge of the Company, there is no reasonable basis upon which any such deficiency would be asserted except, in each case, for Taxes reserved on the Financial Statements. The Company has never been a member of an affiliated, combined, consolidated or unitary Tax group. The Company will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. The Company has made available to Parent copies of the United States federal income Tax Returns filed by the Company for each of the fiscal years ended December 31, 1998, 1999 and 2000. The Company has not been audited by any Governmental Entity in respect of Taxes or Tax matters. The Company does not have any material liability with respect to income, franchise or similar Taxes that accrued on or before the Balance Sheet Date in excess of the amounts accrued with respect thereto that are reflected in the Financial Statements.

      (m)  Labor Matters.  The Company is not a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of any material proceeding asserting that the Company has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been any labor strike, walk-out, work stoppage, slow-down or lockout involving the Company.

      (n)  Insurance.

         (i) The Company has delivered to Parent copies of all policies of insurance to which the Company currently a party.

        (ii) To the knowledge of the Company, all insurance policies maintained by the Company are with reputable insurance carriers, provide coverage reasonably believed by the Company to be adequate and customary for the business of the Company and its properties and assets.

        (iii) The Company have paid all premiums due, and have otherwise performed all of their respective obligations under each insurance policy to which the Company is a party and all such insurance policies shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

      (o)  Intellectual Property.

         (i) Set forth in Schedule 6.1(o)(i) of the Company Disclosure Schedule is a complete list of each of the following items (A) all patents and applications therefor, registrations of trademarks (including service marks) and applications therefor, and registrations of copyrights and applications therefor that are owned by the Company or licensed to the Company (collectively, "Company Intellectual Property Rights"), (B) all material licenses, sublicenses, agreements and contracts relating to the Company Intellectual Property pursuant to which the Company are entitled to use any Company Intellectual Property owned by any third party ("Third Party Intellectual Property Licenses") and (C) all material agreements under which the Company have granted any third party the right to use any Company Intellectual Property.

        (ii) To the knowledge of the Company, the Company owns or has the right to use all intellectual property, including, without limitation, all material patents and patent applications, supplementary protection certificates and patent extensions, trademarks and trademark applications, service mark and service mark registrations, logos, commercial symbols, business name registrations, trade names, copyrights and copyright registrations, computer software, mask works and mask work registration applications, industrial designs and applications for registration of such industrial designs, including, without limitation, any and all applications for renewal, extensions, reexaminations and reissues of any of the foregoing intellectual property rights where applicable, inventions, biological materials, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information held or used in the business of the Company (the "Company Intellectual Property").

        (iii) The Company is the sole legal and beneficial owners of all the material Company Intellectual Property (except for Company Intellectual Property that is the subject of any Third Party Intellectual Property Licenses or the Commercial Software Licenses) and to the knowledge of the Company all material Company Intellectual Property is valid and subsisting.

        (iv) The Company has not entered into any agreements, licenses or created any Encumbrances, leases, equities, options, restrictions, rights of first refusal, title retention agreements or other exceptions to title which restrict the use by the Company of the material Company Intellectual Property in any material way.

        (v) To the knowledge of the Company, the Company is in compliance in all material respects with Third Party Intellectual Property Licenses that are material to the conduct of the business of the Company.

        (vi) The Company are not, and will not be as a result of the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby in material breach, violation or default of any Third Party Intellectual Property Licenses that are material to the conduct of the business of the Company. The rights of the Company to the Company Intellectual Property will not be affected by the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

       (vii) All registrations and filings relating to Company Intellectual Property Rights are in good standing. All maintenance and renewal fees necessary to preserve the rights of the Company in respect of Company Intellectual Property Rights have been paid.

       (viii) The manufacturing, marketing, distribution, sale and use of any product currently manufactured, marketed, distributed, sold or used by, or identified for development by, the Company, licensees or sublicensees in the countries where the Company has conducted such activities, to the knowledge of the Company, does not materially infringe the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source code and object code), inventions, know-how, trade secrets, technology, processes, confidential information and all other intellectual property rights throughout the world (collectively, "Intellectual Property Rights") of any third party.

        (ix) To the knowledge of the Company, as of the date hereof, there are no outstanding Proceedings instituted or pending by any third party challenging the ownership, priority, scope or validity or effectiveness of any Company Intellectual Property that could reasonably be expected to be material to the Company.

        (x) To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property by any third party, including any employee or former employee of the Company.

        (xi) The Company has taken commercially reasonable measures to maintain the confidentiality of the material inventions, trade secrets, formulae, know-how, technical information, research data, research raw data, laboratory notebooks, procedures, designs, proprietary technology and information of the Company, and all other material information the value of which to the Company is contingent upon maintenance of the confidentiality thereof. Without limiting the generality of the foregoing, (A) each employee of the Company and each consultant to the Company who has had access to proprietary information with respect to the Company has entered into an agreement suitable to vest ownership rights to any inventions, creations, developments, and works in the Company, developed by such employee or consultant within the scope of their employment or relationship with the Company, as the case may be, as applicable, and has entered into an agreement for maintaining the confidential information of the Company, as applicable, and (B) each officer and director of the Company has entered into an agreement to maintain the confidential information of the Company, as applicable.

      (p)  Title to Properties; Encumbrances.  Schedule 6.1(p) of the Company Disclosure Schedule contains a list of (i) all real property owned by the Company and (ii) all real and material personal property leases to which the Company is a party. The Company owns (A) all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Financial Statements and (B) all of the properties and assets purchased or otherwise acquired by the Company since the Balance Sheet Date, except for personal property acquired and sold since such date in the ordinary course of business and consistent with past practice. All of the aforementioned properties and assets, taken together, are the only properties and assets used in conducting the businesses of the Company, and, to the knowledge of the Company, such properties and, to the knowledge of the Company, assets are adequate for the continued operation of such businesses after the Closing in substantially the same manner as conducted on the date hereof. All properties and assets reflected in the Financial Statements are free and clear of all Encumbrances except as reflected in the Financial Statements or that are not material in character, amount and do not materially interfere with the conduct of the businesses of the Company as conducted on the date hereof.

      (q)  Contracts.  The following Contracts to which the Company is a party on the date hereof are "Material Contracts":

         (i) any Contract (other than any agreement to purchase Shares or Company Options) the performance of which involved aggregate consideration in excess of $100,000 during 1999 or 2000;

        (ii) any Contract of the Company (other than any agreement to purchase Shares or Company Options) the performance of which involved aggregate consideration in excess of $250,000;

        (iii) any employment agreement;

        (iv) any agreement which relates to indebtedness owed by the Company, or the guarantee thereof;

        (v) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts and agreements to which the Company is a party;

        (vi) all Contracts with independent contractors or consultants to which the Company is a party and which are not cancellable without penalty or further payment and without more than 90 days' notice;

       (vii) all Contracts with any Governmental Entity to which the Company is a party;

       (viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

        (ix) all Contracts between or among the Company or its Subsidiaries, on the one hand, and any senior executive officer or director of the Company, on the other hand; and

        (x) any other Contracts the termination of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

The Company has made available to Parent a copy of each Material Contract, together with any and all amendments or modifications thereto. Subject to such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, each such Contract is valid, binding, enforceable, and in full force and effect, and to the knowledge of the Company, none of the Company is in material breach or default under any such Contract and no event has occurred which, with or without notice or lapse of time or both, would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract.

      (r)  Condition and Sufficiency of Assets.  The buildings, plants, structures and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put in all material respects, and to the knowledge of the Company none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of the Company are sufficient in all material respects for the continued operation of the Company's businesses after the Closing in substantially the same manner as conducted to the date hereof.

      (s)  Certain Payments.  To the knowledge of the Company, no director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business or (B) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      (t)  Related Party Agreements.  There are no existing Contracts in excess of $25,000, between (i) the Company, and (ii) any officer, director or beneficial owner of more than 10% of the outstanding voting securities of the Company (or any entity of which such person is an officer, director or beneficial owner of more than 10% of such entity's outstanding voting securities) (a "Related Party"). There are no assets of any Related Party that are used in or necessary to the conduct of the business of the Company.

      (u)  Disclosure.  To the knowledge of the Company, no representation or warranty of the Company contained in this Agreement or the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact which is required to be stated herein or therein or is necessary in light of the circumstances in which they were made in order to make the statements contained herein or therein not misleading.

      (v)  No Subsidiaries.  The Company does not have any Subsidiaries.

      (w)  Brokers and Finders.  None of the Company or any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement.

    6.2.  Representations and Warranties of Parent and Merger Sub.   Parent and Merger Sub each hereby represent and warrant to the Company that, except as set forth in a correspondingly numbered schedule in the Parent Disclosure Schedule, as of the date hereof and as of the Closing Date:

      (a)  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification.

      (b)  Corporate Authority.  (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger and the other transactions contemplated hereby. Each of the Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (ii) The Board of Directors of Parent, and Parent, as the sole Stockholder of Merger Sub, have each adopted resolutions (A) approving the Merger upon the terms and subject to the conditions set forth in this Agreement, (B) approving this Agreement, (C) determining that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, their respective stockholders and (D) declaring the advisability of this Agreement in accordance with the DGCL.

      (c)  Governmental Filings; No Violations.  (i) Except for (A) the filing of the Certificate of Merger pursuant to Section 2.3 and (B) filings and/or notices under the HSR Act, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

        (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Parent or Merger Sub, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of any Encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Law or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts binding upon Parent.

      (d)  Brokers and Finders.  Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Goldman, Sachs & Co. as its financial advisor.

      (e)  Parent Shares.  The Parent Common Stock to be issued in the Merger, when issued in accordance with Sections 5.1 and 5.2, will be duly authorized and validly issued and fully paid up and subject to no preemptive rights.

      (f)  Funds.  Parent has the funds necessary and sufficient to consummate the Merger and pay the Merger Consideration in accordance with the terms of this Agreement.

ARTICLE VII
COVENANTS

    7.1.  Interim Operations of the Company.   The Company covenants and agrees that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement):

      (a) the business of the Company shall be conducted in the ordinary and usual course and, to the extent consistent therewith, the Company shall use their respective commercially reasonable efforts under the circumstances to preserve their business organization intact and maintain their existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

      (b) the Company shall not (i) amend their Organizational Documents; (ii) split, combine or reclassify their outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; or (iv) repurchase, redeem or otherwise acquire any shares of their capital stock or any securities convertible into or exchangeable or exercisable for any shares of their capital stock;

      (c) the Company shall not (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of their capital stock of any class or any other property or assets (other than Shares issuable pursuant to outstanding options on the date hereof under the Stock Plans); (ii) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets or incur or modify any material indebtedness or other liability; provided, however, that the Company may borrow funds from a bank or other financial lending institution for general working capital purposes not to exceed $100,000 in the aggregate; (iii) make or authorize or commit for any capital expenditures other than pursuant to the Company's calendar year 2001 capital appropriations/spending budgets set forth in the Company Disclosure Schedule; or (iv) by any means, make any acquisition of, or investment in, assets or stock of any other Person or entity;

      (d) the Company shall not terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any employees without the prior written approval of Parent, which approval shall not be unreasonably withheld or delayed;

      (e) the Company shall not settle or compromise any material claims or litigation or modify, amend in any material respect or terminate any of its Material Contracts or waive, release or assign any material rights or claims;

      (f)  the Company shall not make any material Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated;

      (g) the Company shall not change any of the accounting practices or principles used by them other than is required by GAAP or applicable law if the Company makes such change pursuant to and in accordance with the written advice of its auditors;

      (h) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

      (i)  the Company shall not take any action or omit to take any action outside the ordinary course of business consistent with past practices;

      (j)  the Company shall not take any action or omit to take any action that would cause any of the Company's representations and warranties herein to become untrue in any material respect; and

      (k) the Company shall not authorize or enter into an agreement to do any of the foregoing.

    7.2.  Acquisition Proposals.   The Company agrees that neither it nor any of its officers and directors shall, and that it shall cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, intentionally encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 10% or more of the assets or any equity securities of the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its officers and directors shall, and that it shall cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or (subject to the remainder of this Section 7.2) have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement; (ii) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (iii) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in each such case referred to in clause (i), (ii) or (iii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and would, if consummated, result in a transaction more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties, other than Parent or Merger Sub, conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Parent promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and material terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it to return all confidential information heretofore furnished to such Person by or on behalf of it.

    7.3.  Stockholders Meeting.   The Company shall take all action necessary to convene a meeting of holders of Shares (the "Stockholders Meeting") as promptly as practicable after the date hereof to consider and vote upon the approval of this Agreement. Subject to fiduciary obligations under applicable law, the Company's board of directors shall recommend such approval and shall take all lawful action to solicit such approval. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders reject this Agreement, the Company shall nevertheless submit this Agreement to the holders of Shares for adoption at the Stockholders Meeting.

    7.4.  Filings; Other Actions.   (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 7.5 shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of the Subsidiaries of Parent, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

      (b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the preparation of any proxy or other materials sent to stockholders of the Company or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of Parent's Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

      (c) The Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any development or combination of developments that, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

    7.5.  Access.   (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors including providing redacted copies of agreements without schedules and annexes) or pursuant to applicable law, from the date of this

Agreement to the Effective Time, the Company shall provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times during normal business hours upon prior written notice (but only to the extent it does not unreasonably interfere with the conduct of the Company's business) to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and suppliers and others having material dealings with the Company as Parent may reasonably request. The Company's obligation to afford access and provide information pursuant to the preceding sentence shall include, without limitation, such access and information as Parent shall deem necessary to enable Parent, or a third party designated by Parent, to conduct a full on-site audit of the Company's product performance and quality, pilot studies, clinical data and results, patient results, compliance with Food and Drug Administration and other Governmental Entity regulations, policies and procedures, relations and dealings with third party physicians and other clinical investigators and consultants, and related performance and compliance matters concerning the Company's products. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's businesses and, in connection therewith, Parent shall be entitled to be kept informed concerning, the Company's operations and business planning. No investigation conducted pursuant to this Section shall affect or be deemed to modify any representation or warranty made in this Agreement.

      (b) Parent and each of its employees and other representatives shall hold in confidence all such nonpublic information as required and in accordance with the Confidential Disclosure Agreement dated as of April 7, 2000 by and between Parent and the Company.

    7.6.  Publicity.   Parent shall control and coordinate the press relations and publicity activities of the parties in connection with the Merger. The Company shall consult with Parent with respect to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and will not issue any press releases or otherwise make any public announcements with respect thereto without Parent's prior consent which shall not be unreasonably withheld.

    7.7.  Expenses.   The Surviving Corporation shall pay all charges and expenses in connection with the transactions contemplated in by this Agreement, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 9.5(b), if the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the other agreements set forth herein and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

    7.8.  Takeover Statutes.   If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stockholder Voting Agreements, each the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Stockholder Voting Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

    7.9.  Benefit Plans and Employee Matters.

      (a) From and after the Effective Time, Parent shall use commercially reasonable efforts to cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those applicable to similarly situated employees of MiniMed Inc.; provided that stock-based compensation shall be comparable to that offered by Parent and its Subsidiaries to similarly situated employees. To the extent Parent satisfies its obligations under this Section by maintaining MiniMed Inc. benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans. From and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the

  Company that were disclosed to Parent prior to the date hereof. Parent shall cause any and all pre-existing condition (or actively-at-work or similar) limitations, eligibility waiting periods, and evidence of insurability requirements under any group health plans to be waived with respect to such Company employees and their eligible spouse and dependents and shall provide them with credit for any co-payments, deductibles, any offsets, out-of-pocket, or similar requirements under any Parent benefit plans in which they are eligible to participate after the Effective Time.

      (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of Parent's Subsidiaries, employees of the Company and its Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined in Section 3(2) of ERISA as a "defined benefit pension plan") or any retiree health plan.

    7.10.  Indemnification of Company Officers and Directors.

      (a) The Charter and the By-Laws shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company's Organizational Documents on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company or members of any special committee of the Board of Directors (for purposes of this Section 7.10, the "Indemnified Individuals"), unless such modification is required by law. Parent hereby guarantees the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Charter and By-Laws with respect to acts occurring at or before Effective Time (including the transactions contemplated by this Agreement).

      (b) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.10.

      (c) This Section 7.10 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Individuals and shall be binding on all successors and assigns of the Parent and the Surviving Corporation.

    7.11.  Amendment to License Agreement.   The Company shall use its commercially reasonable efforts to enter into an amendment with the Alfred E. Mann Foundation with respect to its existing license agreement with the Company on the terms set forth on Exhibit D.

    7.12.  Tax Free Reorganization.   In the case of a Stock Election, none of the parties hereto will take any action that would be reasonably expected to cause the merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

    7.13.  Reasonable Best Efforts.   The parties hereby agree to use their reasonable best efforts to cause the conditions to the closing set forth in Article VIII to be either satisfied or waived.

ARTICLE VIII
CONDITIONS

    8.1.  Conditions to Each Party's Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

      (a)  Stockholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote as set forth in Section 6.1(c) and in accordance with applicable law and the Organizational Documents of each such corporation.

      (b)  Regulatory Consents.  The waiting period applicable to the consummation of the Merger and to the transactions contemplated by the MiniMed Agreement and Plan of Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 2.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent with, and all material consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

      (c)  Litigation.  No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding seeking any such Order.

      (d)  Consummation of MiniMed Transaction.  All of the conditions precedent to the consummation of the transactions contemplated by the MiniMed Agreement and Plan of Merger shall have been satisfied or waived and the transactions contemplated thereby shall have occurred or shall occur simultaneously with the Closing; provided, however, to the extent that the MiniMed Agreement and Plan of Merger has been terminated under circumstances that result in or could result in the payment of the Termination Fee (as defined therein) pursuant to the terms of Section 7.3(a) of such agreement, then on the latest to occur of (i) the 15th calendar day following the termination of the MiniMed Agreement and Plan of Merger, and (ii) the second business day following the fulfillment or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), Parent shall by written notice to the Company either (A) terminate this Agreement (to the extent that Parent shall otherwise be entitled to a fee under Section 9.5(b), the termination by Parent hereunder shall not affect Parent's entitlement to such fee) or (B) waive the condition set forth in this Section 8.2(d), in which case the Closing shall occur on the second business day following the date of such notice.

    8.2.  Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without taking into account any standards of materiality set forth in the representation and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), other than any such failures to be true and correct as shall not, individually or in the aggregate, constitute a Material Adverse Effect with respect to the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the President of the Company to such effect.

      (b)  Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the President of the Company to such effect.

      (c)  Consents Under Agreements.  The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company is a party, subject to such exceptions as would not have a Material Adverse Effect.

    8.3.  Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

      (a)  Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without taking into account any standards of materiality set forth in the representation and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), other than any such failures to be true and correct as shall not, individually or in the aggregate, have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

      (b)  Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

      (c)  Legal Opinion.  To the extent Stock Consideration is to be issued in the Merger, the Company shall have received a written opinion from its counsel, Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. Parent and the Company agree to make reasonable representations, as requested by such counsel for the purpose of rendering such opinion.

ARTICLE IX
TERMINATION

    9.1.  Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors (or any Special Committee of the Board of Directors).

    9.2.  Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by December 31, 2001 (the "Termination Date"), (ii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or those transactions contemplated by the MiniMed Agreement and Plan of Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company) or (iii) if the MiniMed Agreement and Plan of Merger shall have been terminated in accordance with its terms; provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the occurrence of the failure of the Merger to be consummated.

    9.3.  Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company:

      (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within four business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith, is at least as favorable, to the stockholders of the Company as the Superior Proposal and (iv) the Company on the date of such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 9.5; provided; however, that the Company may only exercise this termination right prior to obtaining the approval by stockholders of the Company referred to in Section 8.1(a). The Company agrees (x) that it will not enter into a binding agreement referred to above until at least the fifth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

      (b) if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 20 days after written notice of such breach is given by the Company to the party committing such breach.

    9.4.  Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so, (ii) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company or (iii) if the Company or any of the other Persons described in Section 7.2 as affiliates, representatives or agents of the Company shall take any of the actions that would be proscribed by Section 7.2 but for the proviso therein allowing certain actions to be taken pursuant to clause (i), (ii) or (iii) of the proviso under the conditions set forth therein; provided, however, to the extent that the MiniMed Agreement and Plan of Merger has been terminated under circumstances that result in or could result in the payment of the Termination Fee (as defined therein) pursuant to the terms of Section 7.3(a) of such agreement, then on the latest to occur of (i) the 15th calendar day following the termination of the MiniMed Agreement and Plan of Merger, and (ii) the second business day following the fulfillment or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), Parent shall by written notice to the Company either (A) terminate this Agreement (to the extent that Parent shall otherwise be entitled to a fee under Section 9.5(b), the termination by Parent hereunder shall not affect Parent's entitlement to such fee), or (B) waive the condition set forth in Section 8.1(d), in which case the Closing shall occur on the second business day following the date of such notice.

    9.5.  Effect of Termination and Abandonment.   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article, this Agreement (other than the provisions of this Section 9.5) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any intentional breach of this Agreement.

      (b) In the event that this Agreement is terminated (i) by the Company pursuant to Section 9.3(a) or (ii) by Parent pursuant to Section 9.4(i) or Section 9.4(iii), then the Company shall promptly, but in no event later than two business days after the date of such termination, pay Parent a termination fee of $13.5 million payable by wire transfer of same day funds. The Company's payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment; provided, however, no such payment shall relieve any party hereto of any liability or damages resulting solely from any intentional breach of this Agreement. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Merger Sub its reasonable out-of-pocket expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee; provided that if Parent loses such suit, Parent shall pay the Company's reasonable out-of-pocket expenses.

    9.6.  Liquidated Damages.   If all of the conditions set forth in Article VIII that are then capable of being satisfied or waived by the Company are satisfied or waived and Parent refuses to consummate the Merger as contemplated by this Agreement then the Company's sole and exclusive remedy shall be the payment from Parent of $13.5 million payable by wire transfer of same day funds on the date Parent so breaches. Parent and Merger Sub acknowledge that the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement, accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 9.6, and, in order to obtain such payment, the Company commences a suit which results in a judgment against the Company for the fee set forth in this paragraph, Parent shall pay to the Company its reasonable out-of-pocket expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee.

ARTICLE X
INDEMNIFICATION

    10.1.  Survival; Right to Indemnification Not Affected by Knowledge.

      (a) All representations and warranties, in this Agreement and the Company Disclosure Schedule shall survive for one (1) year after the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement shall survive until fully performed or fulfilled (including, without limitation, Parent's obligations under Sections 7.9 and 7.10), unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance.

      (b) Each Indemnifying Party's indemnification obligations pursuant to this Article concerning any representation, warranty, covenant, agreement or obligation shall terminate when the applicable representation, warranty, covenant, agreement or obligation terminates pursuant to this Section; provided, however, that such obligations to indemnify shall not terminate with respect to a particular item as to which, before the expiration of the applicable survival period, the party seeking indemnification has made a claim by delivering a notice of such claim (in accordance with the terms of this Article) to the parties from which indemnification is sought.

      (c) The right to indemnification and payment of Losses pursuant to this Article shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Settlement Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement or obligation.

    10.2.  Indemnification and Payment of Losses.   From and after the Closing Date, the stockholders of the Company (solely to the extent of amounts reserved under and pursuant to the Escrow Agreement) (the "Indemnifying Parties") shall indemnify and hold harmless Parent, the Company, their respective Affiliates and each of their respective officers, directors, employees, shareholders, successors, agents and representatives (collectively, the "Indemnified Parties"), against, and shall pay to the Indemnified Parties the amount in respect of, any judgments, costs, damages, losses, liabilities, claims, actions, demands or expenses (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Losses"), directly or indirectly arising out of, based upon, resulting from or otherwise in respect of:

      (a) any breach of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedule; or

      (b) any breach by the Company of any covenants, agreements or obligations of the parties contained in this Agreement.

    10.3.  Limitations on Amount.   The Indemnifying Parties shall not have liability for indemnification with respect to any matter described in Section 10.2: (i) unless and until the total amount of all Losses with respect to such matters, taken together, exceeds $2.5 million, in which case the applicable Indemnified Party shall be entitled to indemnification for the entire amount of the Indemnified Party's Losses (subject to clause (ii)) and (ii) for any Losses in the aggregate in excess of the amounts reserved under the Escrow Agreement.

    10.4.  Procedures for Indemnification.   (a) The Indemnified Party agrees to give prompt notice to the Stockholders' Representatives of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article; provided that the failure to give such notice shall not affect the rights of the Indemnified Parties except to the extent the Indemnifying Parties are materially prejudiced by such failure. The notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. The Indemnifying Party may, at the request of the Indemnified Party, participate in and control the defense of any such suit, action or proceeding; provided that the expenses incurred by undertaking such defense are reimbursed from amounts reserved under the Escrow Agreement. The Indemnified Party shall cooperate with the Indemnifying Parties and the Stockholders' Representatives in such defense; provided that the Indemnified Party shall not be obligated to incur any out-of-pocket expenses except to the extent the Indemnifying Party agrees in writing to reimburse the Indemnified Party for such expenses as they are incurred. Without the written consent of the Indemnified Party (which shall not be unreasonably withheld), the Indemnifying Party shall not settle any claim, litigation or proceeding in respect of which indemnity may be sought hereunder if such settlement involves an admission of liability or wrongdoing on the part of the Indemnified Party, or a restriction on the operation of the Indemnified Party's business in the future or would materially adversely affect the business reputation or tax liability of the Indemnified Party. The Indemnifying Parties shall not be liable hereunder for any settlement effected without their consent; other than a settlement that includes a general release and does not restrict operation of the Indemnified Party's business.

      (b) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice from the Indemnified Party to the Indemnifying Party.

    10.5.  Tax Adjustment of Payment.   The parties shall report any indemnification payment made pursuant to this Article X as a purchase price adjustment unless otherwise required by law. All payments made in connection with this Article shall be paid on an after tax basis, meaning the Indemnifying Party will make the Indemnified Party whole after taking into account income taxes at the maximum federal income tax rate on the indemnity payment and the Indemnifying Party shall reduce any indemnification payment for any tax benefit (at the maximum federal income tax rate) available to the Indemnified Party.

    10.6.  Establishment of Escrow.   The Company hereby agrees that, notwithstanding anything in this Agreement to the contrary, one dollar ($1) per Share of the Merger Consideration in cash or stock, as the case may be, otherwise to be paid to each stockholder pursuant to Article V, and one dollar ($1) of the amounts payable for each Share subject to a Company Option, in cash or options to receive Parent common stock, if any, as the case may be, pursuant to Section 5.4, shall instead, at the Effective Time, immediately be deposited by Parent with the Escrow Agent pursuant to the terms of the Escrow Agreement and be governed by the provisions of the Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, recourse against the escrowed proceeds shall be the exclusive and sole remedy available to the Indemnified Parties under this Agreement whether or not such proceeds are sufficient to satisfy any losses in full. The total amount deposited in escrow shall be as set forth in the Escrow Agreement and the aggregate consideration the stockholders of the Company and the option-holders receive pursuant to this Agreement at Closing shall be less such amount deposited in escrow.

ARTICLE XI
MISCELLANEOUS AND GENERAL

    11.1.  Modification or Amendment.   Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

    11.2.  Waiver of Conditions.   At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit and to the extent permitted by applicable law. Any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

    11.3.  Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    11.4.  Governing Law; Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. The parties hereby (i) agree and consent to be subject to the jurisdiction of any state or federal court in the state of Delaware or California, with respect to all actions and proceedings arising out of or relating to this Agreement (although each party reserves the right to bring such action or proceedings in any other jurisdiction to which the other party is subject); (ii) agree that all claims with respect to any such action or proceeding may be heard and determined in such court; (iii) irrevocably waive any defense of an inconvenient forum to the maintenance of any action or proceeding in such court; (iv) consent to service of process by mailing or delivering such service to the party at its respective principal business address; and (v) agree that a final judgment in any such action or proceeding from which there is no further appeal shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law.

    11.5.  Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent or Merger Sub:
Medtronic, Inc. Corporate Development Mail Stop LC 390 710 Medtronic Parkway N.E. Minneapolis, Minnesota 55432-5604
Attention:	Vice President and
Chief Development Officer
Telephone: (763) 514-4000 Facsimile: (763) 505-2542
with copies to:
Sullivan & Cromwell 125 Broad Street New York, New York 10004-2498 Attention: Francis J. Aquila Telephone: (212) 558-4000 Facsimile: (212) 558-3588
if to the Company:
Medical Research Group, Inc. 12744 San Fernando Road Sylmar, California 91342 Attention: Ron Lebel Telephone: (818) 362-8084 Facsimile: (818) 364-2647
with copies to:
Simpson Thacher & Bartlett 10 Universal City Plaza, Suite 1850 Los Angeles, California 91608 Attention: Daniel Clivner, Esq. Telephone: (818) 755-7000 Facsimile: (818) 755-7009

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

    11.6.  Entire Agreement.   This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Escrow Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

    11.7.  No Third Party Beneficiaries.   This Agreement is not intended to confer upon any Person, other than the parties hereto and the Indemnified Parties, any rights or remedies hereunder.

    11.8.  Obligations of Parent.   Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to require Parent to cause Merger Sub to take such action.

    11.9.  Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

    11.10.  Interpretation.   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    11.11.  Assignment.   This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, subject to Section 7.12, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

    11.12.  Specific Performance.   The parties hereto acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

MEDTRONIC, INC.
By:	/s/ MICHAEL D. ELLWEIN
	Name:	Michael D. Ellwein
	Title:	Vice President and Chief Development Officer
JAGUAR MERGER CORP.
By:	/s/ MICHAEL D. ELLWEIN
	Name:	Michael D. Ellwein
	Title:	Vice President
MEDICAL RESEARCH GROUP, INC.
By:	/s/ RONALD LEBEL
	Name:	Ronald Lebel
	Title:	President

REGULATION D CERTIFICATE

PLEASE RETURN AN EXECUTED COPY OF THIS CERTIFICATE
TOGETHER WITH THE FORM OF ELECTION IF YOU ELECT TO RECEIVE
SHARES OF MEDTRONIC STOCK

    In connection with the election under Section 5.2(a)(ii)(A)(y) of the Amended and Restated Agreement and Plan of Merger, dated as of July 27, 2001 (the "Merger Agreement"), among Medical Research Group, Inc. ("MRG"), Medtronic, Inc. ("Medtronic") and Jaguar Merger Corp., a wholly-owned direct subsidiary of Medtronic, the undersigned stockholder(s) of MRG (the "Stockholder") hereby certifies as follows:

I.
Investment Intent; Restricted Securities.

    Stockholder is acquiring shares of Medtronic common stock solely for the purpose of an investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act"). The Stockholder acknowledges that such shares of Medtronic common stock are not and at the time of delivery will not be registered under the Securities Act or any applicable state securities law, and that such Medtronic common stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Stockholder understands and agrees that such shares of Medtronic common stock will be restricted stock under the Securities Act and certificates evidencing such shares may bear, among other things, a legend substantially to the following effect:

  ALL SHARES OF MEDTRONIC COMMON STOCK THAT THE STOCKHOLDER HAS ELECTED TO RECEIVE UNDER THE MERGER AGREEMENT ON THE STOCKHOLDER FORM OF ELECTION AND THAT ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

II.
Accredited Investor Status.

    The Stockholder is, and at the time of delivery of any shares of Medtronic common stock, will be an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and as defined in Annex A attached to this certificate. The Stockholder has, and at the time of such delivery will have, (a) such knowledge and experience in financial and business matters that the Stockholder is and will be capable of evaluating the merits and risks of an investment in shares of Medtronic common stock, and (b) has the financial capability to afford to lose such the Stockholder's entire investment in shares of Medtronic common stock. The Stockholder represents and warrants that he or she has not received and will not receive any representations from Medtronic or any of its officers or representatives with regard to Medtronic common stock or Medtronic.

[delivery contact info]

    IN WITNESS THEREOF, I have signed this certificate.

Date:

Name:
Name:
(please print name(s) below signature)

Annex A

Rule 501. Definitions and Terms Used in Regulation D.

    As used in Regulation D, the following terms shall have the meaning indicated:

      (a)  Accredited Investor.  "Accredited investor" shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

    (1)
    Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

    (2)
    Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

    (3)
    Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

    (4)
    Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

    (5)
    Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

    (6)
    Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

    (7)
    Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); and

    (8)
    Any entity in which all of the equity owners are accredited investors.

      [Remainder omitted]